Exhibit 99

Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr. President and CEO 336-476-9200

BNC Bancorp Reports 41% Increase in First Quarter Net Income

THOMASVILLE, N.C., / — BNC Bancorp (OTC Bulletin Board: BNCN) today reported operating results for the three-month period ended March 31, 2003.

For the first three months of 2003, the Company reported net income of $752,000, an increase of 41% when compared to the $534,000 reported for the first quarter of 2002. Diluted earnings per share were $0.22 for the first quarter of 2003, a 29% increase compared to the $0.17 reported for same period in 2002.

Total assets ended the quarter at $321.9 million, an increase of 44% compared to the $223.4 million as of March 31, 2002. Total loans on March 31, 2003 were $242.6 million, an increase of 34% from the $179.2 million reported at the end of the first quarter in 2002. Deposits increased 48% over the same one-year period.

Commenting on these results, W. Swope Montgomery, Jr., President and CEO, said, “We are extremely pleased with the results for the first quarter of 2003. During a period when many of our peer banks are experiencing slow to moderate growth in net income, we are pleased that many of our strategic initiatives over the past year have enabled us to continue to provide our shareholders with strong earnings growth. We are cautiously optimistic as we look towards the remainder of 2003.”

BNC Bancorp’s Board of Directors paid its initial cash dividend during the first quarter of 2003. The annual dividend of $0.12 per share was paid on February 28, 2003, to all shareholders of record on February 13, 2003.

BNC Bancorp is the parent company of Bank of North Carolina, a $322 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the over-the-counter bulletin board market under the symbol “BNCN.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.